News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. ELECTS ANDREA J. FUNK TO ITS BOARD OF DIRECTORS

Philadelphia, PA - July 28, 2017- Crown Holdings, Inc. (NYSE: CCK) announced today that Andrea J. Funk has been elected to the Company’s Board of Directors.

Ms. Funk is the Chief Executive Officer of Cambridge-Lee Industries LLC, a world leader in the manufacture and distribution of copper tube for water supply, air conditioning, refrigeration and a variety of commercial applications.  Prior to becoming CEO in 2013, Ms. Funk served as the organization’s Chief Financial Officer since 2010.  Before joining Cambridge-Lee, she was Director, Operations Planning and Reporting for Carpenter Technology Corporation, a $2.5 billion specialty metals manufacturer.  Previously, Ms. Funk held positions of increasing responsibility in global finance, business development, planning and strategy with Arrow International, Rhone-Poulenc Rorer and Bell Atlantic Corporation.  She was also an auditor with Ernst & Young LLP.

Ms. Funk graduated magna cum laude from Villanova University, earning her Bachelor of Science in Accounting.  She holds a Masters of Business Administration from the Wharton School of Business at the University of Pennsylvania.  Ms. Funk also sits on the Board of Directors of Touchpoint, Inc. and Caron Treatment Centers, and on the President’s Advisory Council for Alvernia University.

John W. Conway, Chairman of the Board, commented, “We are very pleased to welcome Andi to the Board.  In addition to her current general management role, she has gained significant experience in the areas of finance, operations and strategy.  The Company will benefit from her broad scope of knowledge and global perspective.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing Companies around the world. World headquarters are located in Philadelphia, PA. For more information, visit www.crowncork.com.

For more information, contact: Thomas T. Fischer, Vice President Investor Relations and Corporate Affairs; Tel: (215) 552-3720; Email: thomas.fischer@crowncork.com